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NEURALSTEM AND THE NATIONAL FOOTBALL LEAGUE ALUMNI ASSOCIATION ANNOUNCE INITIATIVE ON BRAIN INJURY TREATMENT

Investigating feasibility of NSI-189 trial to treat cognitive and psychiatric impairment from traumatic brain injury

ROCKVILLE, Md., April 24, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that it is working with the National Football League Alumni Association (NFLAA), based in Newark, NJ, to develop a trial for treating NFL alumni members suffering from traumatic brain injuries (TBI), with NSI-189, the lead compound in the company’s neurogenic drug platform. NSI-189, currently in a Phase Ib clinical trial to treat major depressive disorder (MDD), appears to work by stimulating neurons in the hippocampus, a region of the brain that atrophies in depression and which could also be implicated in brain injury. Neuralstem believes that pre-clinical work, in which NSI-189 stimulated new neuron formation in multiple animal models, as well as data from the current trial in humans, will be applicable to a potential study of NSI-189 in the treatment of TBI symptoms.

“The National Football League Alumni Association is focused on this serious health issue, which is destroying quality of life and has tragically led to several high-profile suicides just this past year among our members,” said Lee Nystrom, Chairman of the Board, Emeritus of the NFL Alumni Association, and former Green Bay Packer. “The NFL Alumni Association is excited to be working with Neuralstem on this cutting-edge technology. We are committed to pursuing both basic research into traumatic brain injury as well as pushing the envelope to create therapies that can improve the quality of life for our members afflicted with these diseases.”

“We are very pleased to join with the NFL Alumni Association to work towards developing a treatment for traumatic brain injury among their members and others. Traumatic brain injuries have become the subject of increased public attention recently, especially with regard to both members of the military and football players,” said Richard Garr, Neuralstem’s president and CEO. “These injuries can result in long-term and serious loss of cognitive function, depression, a shorter life span and, sadly, death by suicide in some cases. In addition to finding ways to better prevent such injuries, it is imperative that we provide new and improved ways to treat those with such neurological trauma.”

About NSI-189

NSI-189 is the first in a class of compounds that Neuralstem is developing into orally administered drugs. In mice, NS1-189 both stimulated neurogenesis of the hippocampus and increased its overall volume. Additionally, NS1-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in-vitro. Therefore, NS1-189 may reverse the human hippocampal atrophy seen in MDD and TBI. The NS1-189 pre-clinical program received significant support from both the Defense Advanced Research Projects Agency (DARPA) and the National Institutes of Health (NIH).

About The NS1-189/Major Depressive Disorder Trial

The NS1-189/MDD Phase I trial is a randomized, double-blind, placebo-controlled, multiple-dose escalating trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamic effect of NS1-189 in the treatment of MDD. Phase Ia tested escalating doses of single administration of NS1-189 in 41 healthy patients. Phase Ib is currently testing the safety of escalating doses of NS1-189 for 28 daily administrations in 24 depressed patients.

About Neuralstem

Neuralstem’s patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease, in February 2013, and has received FDA approval to begin Phase II. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in the last cohort of a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

About The NFL Alumni Association

The NFL Alumni Association (http://www.nflalumniplayers.com/) is a 501(c)(5) organization that serves as a passionate advocate for greater quality of life benefits for all former NFL players. The association eagerly pursues greater benefits and the implementation of programmatic services devoted to enhancing the health, productive acuity of retired NFL players and their families.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012.

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